EXHIBIT 99.3

Investor Contact:	Media Contact:
Emma Jo Kauffman	Tawn Earnest
(615) 855-5525	(615) 855-5209

DOLLAR GENERAL SHAREHOLDERS APPROVE MERGER WITH KKR;
CHAIRMAN AND CEO, DAVID A. PERDUE, EXPECTS TO RESIGN

GOODLETTSVILLE, Tenn., June 21, 2007 - Dollar General Corporation (NYSE: DG) (the “Company”) today announced that the proposed merger with Buck Acquisition Corp., an affiliate of Kohlberg Kravis Roberts & Co., L.P. (“KKR”) was approved at a special meeting of shareholders held today, June 21, 2007.

The Company reported that, of the shares voted, 99 percent were voted in favor of the merger. Approximately 249.8 million shares, or more than 79 percent of the total shares outstanding as of the record date for the special meeting, were voted. Approval of the merger required the affirmative vote of a majority of the shares outstanding.

Under the terms of the merger agreement, at the effective time of the merger, each outstanding share of Dollar General common stock, par value $0.50 per share, will be converted into the right to receive $22.00 in cash, without interest and less any applicable withholding tax.

Dollar General currently anticipates that the effective time of the merger will be on or about July 6, 2007, subject to the satisfaction or waiver of closing conditions. Following the effective time, shareholders will be sent materials and instructions on how to surrender their shares and receive the merger consideration.

The Company also announced that it had been advised by its Chairman and Chief Executive Officer, David A. Perdue, that he expects to resign from the Company upon completion of the merger. KKR has advised the Company that KKR expects the Company’s current President and Chief Operating Officer, David L. Beré, to be named the Company’s interim Chief Executive Officer while a search for a new Chief Executive Officer is undertaken.

“Our shareholders have expressed their overwhelming support of this merger with their votes today,” Mr. Perdue commented. “This event marks a major milestone in the long and successful history of Dollar General. I believe that the merger is the right next step for Dollar General and I have confidence that KKR is committed to investing for the future competitiveness and growth of this great company.”

Dollar General is a Fortune 500(R) discount retailer with 8,205 neighborhood stores as of June 1, 2007. Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices. The Company store support center is located in Goodlettsville, Tennessee. Dollar General's Web site can be reached at www.dollargeneral.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain information provided herein may include “forward-looking statements.” You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements generally contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “should,” “would,” “estimate,” “continue,” “contemplate,” or “pursue,” or the negative or other variations thereof or comparable terminology. These forward-looking statements are based on current expectations and projections about future events and actual events could differ materially from those projected. You are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks, assumptions and uncertainties that cannot be predicted or quantified. These risks, assumptions and uncertainties include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that have been or may be instituted against Dollar General and others relating to the proposed merger; the inability to complete the merger due to the failure to satisfy conditions to the completion of the merger, including the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the ability to recognize the benefits of the merger; the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; the impact of the substantial indebtedness incurred to finance the consummation of the merger; and other risks, assumptions and uncertainties detailed from time to time in Dollar General’s SEC reports, including Dollar General’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q as well as in the proxy statement relating to the proposed merger. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Buck’s or Dollar General’s ability to control or predict. There can be no assurance that the merger will be consummated. Forward-looking statements made herein speak only as of the date hereof, and Dollar General assumes no obligation to update such statements.

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